Exhibit 10.43

AMENDMENT NUMBER TWO TO THE

SEPARATION AGREEMENT

THIS AMENDMENT (“Amendment”) is entered into by and between Fred W. Van Noy (“Executive”) and Carmike Cinemas, Inc. (“Carmike”) as of the date set forth below.

WITNESSETH:

WHEREAS, Carmike entered into a Separation Agreement (the “Separation Agreement”) with Executive to address certain benefits payable to Executive upon termination of employment and entered into Amendment Number One to the Separation Agreement with Executive on December 19, 2008;

WHEREAS, Carmike and Executive desire to amend the Separation Agreement at this time to remove the tax gross-up payment related to § 280G of the Internal Revenue Code and extend the health, dental, vision and life insurance coverage provided as part of the separation benefit for an additional six months;

NOW THEREFORE, the Separation Agreement is hereby amended as follows effective as of the date this Amendment is executed:

§ 1

By amending § 2.1(d) to read in its entirety as follows:

“For the thirty (30) consecutive month period which starts on the date Executive separates from service (within the meaning of § 409A of the Code), Carmike shall continue to provide to Executive the same health, dental and vision care coverage and life insurance coverage as Executive was provided under Carmike’s employee benefit plans, policies and practices on the day before Executive’s employment terminated or, at Executive’s election, on any date in the one (1) year period which ends on the date of such termination of employment; provided, however, Executive shall pay 100% of the cost of such coverage and any tax liability and Carmike shall reimburse Executive for such tax liability and Carmike’s portion of such coverage as soon as practical after Executive pays such costs. Further, if Carmike cannot provide such coverage under Carmike’s employee benefit plans, policies or programs, either Carmike shall provide such coverage and benefits to Executive outside such plans, policies and programs at no additional expense or tax liability to Executive (with Executive paying 100% of the cost of such coverage and any tax liability and Carmike reimbursing Executive for such tax liability and Carmike’s portion of such coverage as soon as practical after Executive pays such costs) or Carmike shall reimburse Executive for Executive’s cost to purchase such coverage and benefits and for any tax liability for such reimbursements. Executive at the end of the period described in this § 2.1(d) shall have the right to elect healthcare continuation coverage under § 4980B of the Code and the corresponding provisions of the Employee Retirement Income Security Act of 1974, as amended, as if his or her employment had terminated at the end of such period; provided, however,”

§ 2

By deleting § 4, Tax Protection, and § 1.12, Gross-Up Payment, in their entirety and by reserving such sections for future use.

IN WITNESS WHEREOF, Carmike and Executive have executed this Amendment Number Two to the Separation Agreement this 4th day of March, 2011.

CARMIKE CINEMAS, INC.

By:	/s/ Lee Champion

EXECUTIVE

By:	/s/ Fred W. Van Noy
Fred W. Van Noy